EXHIBIT 1

TRANSACTIONS SINCE THOSE REPORTED IN THE SCHEDULE 13D FILED BY THE REPORTING PERSONS ON SEPTEMBER 26, 2017

The Reporting Persons engaged in the following transactions in Common Shares of the Company since those reported in the Schedule 13D filed by the Reporting Persons on September 26, 2017. Such transactions involved the sale of shares on the NASDAQ Global Select Market. Certain of the prices reported below reflect the weighted average sale price of the shares of Common Shares sold on the relevant date. The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price		Shares
9/26/2017	Sale	$ 11.5658	[1]	9846
9/27/2017	Sale	$ 11.8075	[2]	8561
9/28/2017	Sale	$ 11.8156	[3]	3900
9/29/2017	Sale	$ 11.9760	[4]	5833
10/2/2017	Sale	$ 12.0337	[5]	7760
10/3/2017	Sale	$ 12.0834	[6]	17190
10/4/2017	Sale	$ 11.9584	[7]	8250
10/4/2017	Sale	$ 11.9002		100000
10/5/2017	Sale	$ 12.3346	[8]	22825
10/5/2017	Sale	$ 12.2587	[9]	1134818

[1]	This transaction was executed in multiple trades at prices ranging from $11.29 – 11.77.
[2]	This transaction was executed in multiple trades at prices ranging from $11.60 – 11.96.
[3]	This transaction was executed in multiple trades at prices ranging from $11.53 – 11.97.
[4]	This transaction was executed in multiple trades at prices ranging from $11.85 – 12.13.
[5]	This transaction was executed in multiple trades at prices ranging from $11.86 – 12.21.
[6]	This transaction was executed in multiple trades at prices ranging from $12.04 – 12.15.
[7]	This transaction was executed in multiple trades at prices ranging from $11.86 – 12.03.
[8]	This transaction was executed in multiple trades at prices ranging from $12.05 – 12.56.
[9]	This transaction was executed in multiple trades at prices ranging from $12.0501 – 12.4001.